Mueller Water Products Reports 2024 Second Quarter Results

Increased Net Sales 6.2 percent to $353.4 Million
Reported Net Income per Diluted Share of $0.28
Achieved Record Adjusted Net Income per Diluted Share of $0.30
Raises Annual Guidance for Net Sales and Adjusted EBITDA
Company Also Today Announced Update on Leadership Team and Board Refreshment

ATLANTA, May 6, 2024 - Mueller Water Products, Inc. (NYSE: MWA) announced financial results for its 2024 second quarter ended March 31, 2024.
In the second quarter of 2024, the Company:
•Delivered net sales of $353.4 million, a 6.2 percent increase as compared with $332.9 million in the prior year quarter
•Reported operating income of $63.5 million as compared with $32.9 million in the prior year quarter and increased adjusted operating income 98.5 percent to $66.7 million as compared with $33.6 million in the prior year quarter
•Reported operating margin of 18.0 percent as compared with 9.9 percent in the prior year quarter and increased adjusted operating margin to 18.9 percent as compared with 10.1 percent in the prior year quarter
•Reported net income of $44.3 million as compared with $21.3 million in the prior year quarter, with net income margin of 12.5 percent as compared with 6.4 percent in the prior year quarter, and increased adjusted net income 112.4 percent to $46.3 million as compared with $21.8 million in the prior year quarter
•Reported net income per diluted share of $0.28 as compared with $0.14 in the prior year quarter and increased adjusted net income per diluted share 114.3 percent to $0.30 as compared with $0.14 in the prior year quarter
•Increased adjusted EBITDA 70.9 percent to $82.2 million as compared with $48.1 million in the prior year quarter and improved adjusted EBITDA margin to 23.3 percent as compared with 14.4 percent in the prior year quarter
•Increased net cash provided by operating activities for the six-month period by $84.4 million to $62.2 million as compared with net cash used in operating activities of $22.2 million in the prior year period and increased free cash flow for the six-month period by $89.1 million to $46.4 million as compared with $(42.7) million in the prior year period
•Repurchased $10.0 million of common stock
“We had a fantastic second quarter reflecting the progress our teams have made executing our operational and commercial initiatives to deliver long-term sustainable growth. We achieved record quarterly net sales with a strong sequential increase in volumes supported by our continued enhancements in customer experience. Our ongoing manufacturing and supply chain efficiencies drove significant improvement in margins, leading to our highest quarterly gross margin in more than seven years and record quarterly earnings,” said Martie Edmunds Zakas, Chief Executive Officer of Mueller Water Products.
“We are increasing our annual guidance for net sales and adjusted EBITDA, reflecting our strong first-half performance and order activity across most product lines. We believe overall end market demand is healthy. Our updated expectations reflect improved operational performance with a significant year-over-year increase in consolidated gross margin leading to a 420 basis points expansion in adjusted EBITDA margin, at the midpoint of our annual guidance range.”
“I am grateful for our talented and committed employees who are doing incredible work focusing on serving our customers and driving manufacturing, material and freight efficiencies, while also executing on our large capital projects. Looking forward, I am excited about what we’ve accomplished so far this year, especially given the uncertainties in the external environment. There is still work ahead of us. I am confident in our ability to continue our progress as we look to leverage our leading market positions and investments to deliver more consistent execution and drive future sales and margin growth,” Ms. Zakas concluded.

Consolidated Results
Net sales for the 2024 second quarter increased $20.5 million, or 6.2 percent, to $353.4 million as compared with $332.9 million in the prior year quarter. This increase was primarily due to higher pricing across most product lines and increased volumes at Water Flow Solutions.
Operating income for the second quarter increased $30.6 million, or 93.0 percent, to $63.5 million as compared with $32.9 million in the prior year quarter, as benefits from favorable manufacturing performance and higher pricing were partially offset by increased costs associated with inflation, as well as higher strategic reorganization and other charges. Operating margin was 18.0 percent as compared with 9.9 percent in the prior year quarter.
During the quarter, the Company incurred $3.2 million of strategic reorganization and other charges, which have been excluded from adjusted results, primarily related to the leadership transition, severance and certain transaction-related expenses.
Adjusted operating income increased $33.1 million, or 98.5 percent, to $66.7 million as compared with $33.6 million in the prior year quarter. Adjusted operating margin improved to 18.9 percent as compared with 10.1 percent in the prior year quarter.
Net income increased $23.0 million, or 108.0 percent, to $44.3 million as compared with $21.3 million in the prior year quarter. Net income margin improved to 12.5 percent as compared with 6.4 percent in the prior year quarter. Adjusted net income increased $24.5 million, or 112.4 percent, to $46.3 million as compared with $21.8 million in the prior year quarter.
Adjusted EBITDA of $82.2 million increased $34.1 million, or 70.9 percent, as compared with $48.1 million in the prior year quarter. Adjusted EBITDA margin improved to 23.3 percent as compared with 14.4 percent in the prior year quarter.
Segment Results

Water Flow Solutions
Net sales for the 2024 second quarter increased $48.6 million, or 30.9 percent, to $205.8 million as compared with $157.2 million in the prior year quarter. This increase was primarily due to higher volumes of iron gate valves and service brass products as well as higher pricing across most product lines.
Operating income and adjusted operating income were both $52.6 million for the quarter. Adjusted operating income increased $37.4 million, or 246.1 percent, compared with the prior year quarter. Benefits from increased volumes, favorable manufacturing performance and higher pricing more than offset increased costs associated with inflation and higher SG&A expenses. Operating margin and adjusted operating margin were both 25.6 percent as compared with 9.7 percent for both operating margin and adjusted operating margin in the prior year quarter.
Adjusted EBITDA of $62.4 million increased $39.4 million, or 171.3 percent, as compared with $23.0 million in the prior year quarter. Adjusted EBITDA margin was 30.3 percent as compared with 14.6 percent in the prior year quarter.
Water Management Solutions
Net sales for the 2024 second quarter decreased $28.1 million, or 16.0 percent, to $147.6 million as compared with $175.7 million in the prior year quarter. This decrease was primarily due to lower volumes across most product lines, partially offset by higher pricing across most product lines.
Operating income and adjusted operating income were both $29.0 million for the quarter. Adjusted operating income decreased $2.9 million, or 9.1 percent, as compared with $31.9 million in the prior year quarter. Benefits from higher pricing, favorable manufacturing performance and lower SG&A expenses were more than offset by lower volumes. Operating margin and adjusted operating margin were both 19.6 percent as compared with the prior year quarter operating margin of 18.0 percent and adjusted operating margin of 18.2 percent.
Adjusted EBITDA of $35.7 million decreased $3.9 million, or 9.8 percent, as compared with $39.6 million in the prior year quarter. Adjusted EBITDA margin was 24.2 percent as compared with 22.5 percent in the prior year quarter.
Interest Expense, Net
Interest expense, net, for the 2024 second quarter was $3.6 million as compared with $3.9 million in the prior year quarter, primarily as a result of higher interest income.
Income Taxes
For the 2024 second quarter, income tax expense was $14.6 million, or 24.8 percent of income before tax, as compared with $6.7 million in the prior year quarter, or 23.9 percent of income before tax.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the six-month period increased by $84.4 million to $62.2 million as compared with net cash used in operating activities of $22.2 million in the prior year period. The increase was primarily driven by higher net income and improvements in working capital compared with the prior year period.

During the quarter, the Company invested $10.1 million in capital expenditures as compared with $10.6 million in the prior year quarter. For the six-month period, the Company invested $15.8 million in capital expenditures as compared with $20.5 million in the prior year period.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the six-month period increased by $89.1 million to $46.4 million as compared with $(42.7) million in the prior year period, primarily due to the increase in net cash provided by operating activities and lower capital expenditures.
As of March 31, 2024, Mueller Water Products had $448.7 million of total debt outstanding and $179.2 million of cash and cash equivalents, resulting in a debt leverage ratio of 1.9 times and net debt leverage ratio of 1.1 times. We did not have any borrowings under our ABL Agreement at quarter end, nor did we borrow any amounts under our ABL during the quarter. There are no maturities on the Company’s debt financings until June 2029, and its 4.0 percent Senior Notes have no financial maintenance covenants.
Fiscal 2024 Outlook
The Company is increasing expectations for fiscal 2024 consolidated net sales to be between flat and down 2 percent as compared with the prior fiscal year ($1,250.2 million to $1,275.7 million). The Company is also increasing its expectations for fiscal 2024 adjusted EBITDA to increase between 23 and 27 percent as compared with the prior fiscal year ($248.6 million to $256.7 million). The Company expects free cash flow as a percentage of adjusted net income to be more than 75 percent in fiscal 2024.
The Company’s expectations for certain additional financial metrics for fiscal 2024 are as follows:
•Total SG&A expenses between $248 million and $252 million
•Net interest expense between $13 million and $14 million
•Effective income tax rate between 22 percent and 24 percent
•Depreciation and amortization between $65 million and $66 million
•Pension expense other than service of approximately $4 million
•Capital expenditures between $40 million and $45 million
Update on Leadership Team and Board Refreshment
In a separately issued press release, the Company announced that Martie Edmunds Zakas has been appointed Chief Executive Officer. Paul McAndrew, Chief Operating Officer, has been promoted to President. The Company also announced that Christian Garcia joined the Mueller Board of Directors as a Board observer and will serve in this capacity until later this year when he is expected to be appointed as a Board Director. Additionally, as previously disclosed, Brian Healy, initially appointed to the Board as an observer, was elected in February 2024. The press release is available on the Investor Relations section of the Company’s website.
Conference Call Webcast

Mueller Water Products’ quarterly earnings conference call will take place Tuesday, May 7, 2024, at 10 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-866-360-8712. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
Adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures that the Company presents as performance measures because management uses these measures to evaluate the Company’s underlying performance on a consistent basis across periods and to make decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
Net debt and net debt leverage are non-GAAP measures that the Company presents as liquidity measures because management uses them to evaluate its capital management and financial position, and the investment community commonly uses them as measures of indebtedness. Free cash flow is a non-GAAP liquidity measure used to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, which has been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking non-GAAP measures to the comparable GAAP measures, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension expenses/(benefits) and corporate restructuring, may have not yet occurred, are out of the Company’s control or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, Board of Directors and committee composition plans, long-term strategies and the execution or acceleration thereof, operational improvements, inventory positions, the benefits of capital investments, financial or operating performance including improving sales growth and driving increased margins, capital allocation and growth strategy plans, the Company’s product portfolio positioning and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including, without limitation, legal, reputational, audit and financial risks resulting from previously reported cybersecurity incidents and possible future cybersecurity incidents, the effectiveness of the Company’s business continuity plans related thereto, and the Company’s ability to recover under its cybersecurity insurance policies; logistical challenges and supply chain disruptions, geopolitical conditions, including the Israel-Hamas war, public health crises, or other events; inventory and in-stock positions of our distributors and end customers; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments in Chattanooga and Kimball, Tennessee, and Decatur, Illinois, plant closures, and reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, including executive officers, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against further service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction, and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; foreign exchange rate fluctuations; the impact of higher interest rates; the impact of warranty charges and claims, and related accommodations; the strength of our brands and reputation; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; changing regulatory, trade and tariff conditions; the failure to integrate and/or realize any of the anticipated benefits of acquisitions or divestitures; an inability to achieve some or all of our Environmental, Social and Governance goals; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software technology that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Jenny Barabas
470-806-5771
jbarabas@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	September 30,
	2024	2023
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$179.2	$160.3
Receivables, net of allowance for credit losses of $8.4 million and $7.3 million	229.7	217.1
Inventories, net	307.3	297.9
Other current assets	32.4	31.5
Total current assets	748.6	706.8
Property, plant and equipment, net	309.1	311.7
Intangible assets, net	322.3	334.0
Goodwill, net	97.0	93.7
Other noncurrent assets	62.4	58.8
Total assets	$1,539.4	$1,505.0

Liabilities and stockholders’ equity:
Current portion of long-term debt	$0.7	$0.7
Accounts payable	96.7	102.9
Other current liabilities	114.9	115.2
Total current liabilities	212.3	218.8
Long-term debt	448.0	446.7
Deferred income taxes	64.7	73.8
Other noncurrent liabilities	59.9	54.2
Total liabilities	784.9	793.5

Commitments and contingencies

Preferred stock: par value $0.01 per share; 60,000,000 shares authorized; none outstanding at March 31, 2024, and September 30, 2023	—	—
Common stock: par value $0.01 per share; 600,000,000 shares authorized; 155,681,228 and 155,871,932 shares outstanding at March 31, 2024, and September 30, 2023, respectively	1.6	1.6
Additional paid-in capital	1,214.7	1,240.4
Accumulated deficit	(423.2)	(481.8)
Accumulated other comprehensive loss	(38.6)	(48.7)
Total stockholders' equity	754.5	711.5
Total liabilities and stockholders' equity	$1,539.4	$1,505.0

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	March 31,		March 31,
	2024	2023	2024	2023
	(in millions, except per share amounts)
Net sales	$353.4	$332.9	$609.8	$647.7
Cost of sales	223.0	235.1	393.1	456.7
Gross profit	130.4	97.8	216.7	191.0
Operating expenses:
Selling, general and administrative	63.7	64.2	120.6	127.1
Strategic reorganization and other charges (benefits) (1)	3.2	0.7	9.8	(3.0)
Total operating expenses	66.9	64.9	130.4	124.1
Operating income	63.5	32.9	86.3	66.9
Pension expense other than service	1.0	1.0	2.0	1.9
Interest expense, net	3.6	3.9	6.9	7.6
Other expense (2)	—	—	1.6	—
Income before income taxes	58.9	28.0	75.8	57.4
Income tax expense (2)	14.6	6.7	17.2	13.6
Net income	$44.3	$21.3	$58.6	$43.8

Net income per basic share	$0.28	$0.14	$0.38	$0.28

Net income per diluted share	$0.28	$0.14	$0.37	$0.28

Weighted average shares outstanding:
Basic	156.0	156.3	156.0	157.9
Diluted	156.7	156.9	156.6	158.5

Dividends declared per share	$0.064	$0.061	$0.128	$0.122

(1) For the three-month period ended March 31, 2024, the Company recorded approximately $3.2 million in Strategic reorganization and other charges associated with our leadership transition, severance and certain transaction-related expenses. For the six-month period ended March 31, 2024, the Company recorded approximately $9.8 million, including $1.5 million of expenses related to the cybersecurity incidents as well as expenses associated with our leadership transition, severance and certain transaction-related expenses. For the three-month period ended March 31, 2023, the Company recorded approximately $0.7 million in Strategic reorganization and other charges associated with severance and certain transaction-related expenses. For the six-month period ended March 31, 2023, the Company recorded a gain from the sale of our facility in Aurora, Illinois, partially offset by certain transaction-related expenses.

(2) For the six-month period ended March 31, 2024, the Company recorded $1.6 million in Other expense for the release of an indemnification receivable related to an uncertain tax position that expired on December 31, 2023. This was offset as a $1.6 million benefit within income tax expense.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended
	March 31,
	2024	2023
	(in millions)
Operating activities:
Net income	$58.6	$43.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	19.2	16.3
Amortization	13.7	14.0
Loss (gain) on sale of assets	0.4	(3.7)
Stock-based compensation	4.5	4.2
Pension cost	2.3	2.2
Deferred income taxes	(9.9)	0.1
Inventory reserve provision	5.4	1.7
Other, net	0.3	0.6
Changes in assets and liabilities:
Receivables, net	(12.4)	(0.9)
Inventories	(14.6)	(44.5)
Other assets	(3.9)	(1.9)
Accounts payable	(6.3)	(19.3)
Other current liabilities	(0.6)	(30.9)
Other noncurrent liabilities	5.5	(3.9)
Net cash provided by (used in) operating activities	62.2	(22.2)
Investing activities:
Capital expenditures	(15.8)	(20.5)
Proceeds from sale of assets	0.1	5.1
Net cash used in investing activities	(15.7)	(15.4)
Financing activities:
Dividends paid	(20.0)	(19.0)
Common stock repurchased under buyback program	(10.0)	—
Employee taxes related to stock-based compensation	(1.6)	(1.5)
Common stock issued	1.5	1.0
Debt issuance costs	(0.8)	—
Payments for finance lease obligations	(0.5)	(0.6)
Net cash used in financing activities	(31.4)	(20.1)
Effect of currency exchange rate changes on cash	3.8	0.4
Net change in cash and cash equivalents	18.9	(57.3)
Cash and cash equivalents at beginning of period	160.3	146.5
Cash and cash equivalents at end of period	$179.2	$89.2

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended March 31, 2024
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$205.8	$147.6	$—	$353.4

Gross profit	$77.2	$53.2	$—	$130.4
Selling, general and administrative expenses	24.6	24.2	14.9	63.7
Strategic reorganization and other charges (1)	—	—	3.2	3.2
Operating income (loss)	$52.6	$29.0	$(18.1)	$63.5

Operating margin	25.6%	19.6%		18.0%

Capital expenditures	$6.0	$4.1	$—	$10.1

Net income				$44.3
Net income margin				12.5%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$44.3
Strategic reorganization and other charges (1)				3.2
Income tax expense of adjusting items (2)				(1.2)
Adjusted net income				$46.3

Weighted average diluted shares outstanding				156.7

Net income per diluted share				$0.28
Strategic reorganization and other charges (1)				0.02
Income tax expense of adjusting items (2)				—
Adjusted net income per diluted share				$0.30

Net income				$44.3
Income tax expense (3)				14.6
Interest expense, net (3)				3.6
Pension expense other than service (3)				1.0
Operating income (loss)	$52.6	$29.0	$(18.1)	63.5
Strategic reorganization and other charges (1)	—	—	3.2	3.2
Adjusted operating income (loss)	52.6	29.0	(14.9)	66.7
Pension expense other than service	—	—	(1.0)	(1.0)
Depreciation and amortization	9.8	6.7	—	16.5
Adjusted EBITDA	$62.4	$35.7	$(15.9)	$82.2

Adjusted operating margin	25.6%	19.6%		18.9%
Adjusted EBITDA margin	30.3%	24.2%		23.3%

Adjusted EBITDA	$62.4	$35.7	$(15.9)	$82.2
Three prior quarters' adjusted EBITDA	94.2	98.8	(38.4)	154.6
Trailing twelve months' adjusted EBITDA	$156.6	$134.5	$(54.3)	$236.8

Reconciliation of net debt to total debt (end of period):
Current portion of long term debt				$0.7
Long-term debt				448.0
Total debt				448.7
Less cash and cash equivalents				179.2
Net debt				$269.5

Debt leverage (debt divided by trailing twelve months' adjusted EBITDA)				1.9x
Net debt leverage (net debt divided by trailing twelve months' adjusted EBITDA)				1.1x

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities	$(5.7)
Less capital expenditures	10.1
Free cash flow	$(15.8)

(1) The Company recorded approximately $3.2 million in Strategic reorganization and other charges associated with our leadership transition, severance and certain transaction-related expenses.
(2) The income tax expense of adjusting items reflects an effective tax rate of 24.8% and may be subject to rounding.
(3) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended March 31, 2023
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$157.2	$175.7	$—	$332.9

Gross profit	$37.2	$60.6	$—	$97.8
Selling, general and administrative expenses	22.0	28.7	13.5	64.2
Strategic reorganization and other charges (1)	—	0.2	0.5	0.7
Operating income (loss)	$15.2	$31.7	$(14.0)	$32.9

Operating margin	9.7%	18.0%		9.9%

Capital expenditures	$7.8	$2.8	$—	$10.6

Net income				$21.3
Net income margin				6.4%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$21.3
Strategic reorganization and other charges (1)				0.7
Income tax expense of adjusting items (2)				(0.2)
Adjusted net income				$21.8

Weighted average diluted shares outstanding				156.9

Net income per diluted share				$0.14
Strategic reorganization and other charges (1)				—
Income tax expense of adjusting items (2)				—
Adjusted net income per diluted share				$0.14

Net income				$21.3
Income tax expense (3)				6.7
Interest expense, net (3)				3.9
Pension expense other than service (3)				1.0
Operating income (loss)	$15.2	$31.7	$(14.0)	32.9
Strategic reorganization and other charges (1)	—	0.2	0.5	0.7
Adjusted operating income (loss)	15.2	31.9	(13.5)	33.6
Pension expense other than service (3)	—	—	(1.0)	(1.0)
Depreciation and amortization	7.8	7.7	—	15.5
Adjusted EBITDA	$23.0	$39.6	$(14.5)	$48.1

Adjusted operating margin	9.7%	18.2%		10.1%
Adjusted EBITDA margin	14.6%	22.5%		14.4%

Adjusted EBITDA	$23.0	$39.6	$(14.5)	$48.1
Three prior quarters' adjusted EBITDA	105.6	72.2	(37.2)	140.6
Trailing twelve months' adjusted EBITDA	$128.6	$111.8	$(51.7)	$188.7

Reconciliation of net debt to total debt (end of period):
Current portion of long term debt				$0.9
Long-term debt				446.6
Total debt				447.5
Less cash and cash equivalents				89.2
Net debt				$358.3

Debt leverage (debt divided by trailing twelve months' adjusted EBITDA)				2.4x
Net debt leverage (net debt divided by trailing twelve months' adjusted EBITDA)				1.9x

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities	$(15.7)
Less capital expenditures	10.6
Free cash flow	$(26.3)

(1) Strategic reorganization and other charges includes severance and certain transaction-related expenses.
(2) The income tax expense of adjusting items reflects an effective tax rate of 23.9% and may be subject to rounding.
(3) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Six months ended March 31, 2024
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$347.1	$262.7	$—	$609.8

Gross profit	$123.8	$92.9	$—	$216.7
Selling, general and administrative expenses	43.8	48.8	28.0	120.6
Strategic reorganization and other charges (1)	0.2	—	9.6	9.8
Operating income (loss)	$79.8	$44.1	$(37.6)	$86.3

Operating margin	23.0%	16.8%		14.2%

Capital expenditures	$9.9	$5.9	$—	$15.8

Net income				$58.6
Net income margin				9.6%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$58.6
Strategic reorganization and other charges (1)				9.8
Income tax expense of adjusting items (2)				(2.2)
Adjusted net income				$66.2

Weighted average diluted shares outstanding				156.6

Net income per diluted share				$0.37
Strategic reorganization and other charges (1)				0.06
Income tax expense of adjusting items (2)				(0.01)
Adjusted net income per diluted share				$0.42

Net income				$58.6
Income tax expense (3)				17.2
Other expense				1.6
Interest expense, net (3)				6.9
Pension expense other than service (3)				2.0
Operating income (loss)	$79.8	$44.1	$(37.6)	86.3
Strategic reorganization and other charges (1)	0.2	—	9.6	9.8
Adjusted operating income (loss)	80.0	44.1	(28.0)	96.1
Pension expense other than service	—	—	(2.0)	(2.0)
Depreciation and amortization	19.1	13.7	0.1	32.9
Adjusted EBITDA	$99.1	$57.8	$(29.9)	$127.0

Adjusted operating margin	23.0%	16.8%		15.8%
Adjusted EBITDA margin	28.6%	22.0%		20.8%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$62.2
Less capital expenditures				15.8
Free cash flow				$46.4

(1) The Company recorded approximately $9.8 million in Strategic reorganization and other charges, including $1.5 million of expenses related to the cybersecurity incidents as well as expenses associated with our leadership transition, severance and certain transaction-related expenses.

(2) The income tax expense of adjusting items reflects an effective tax rate of 22.7% and may be subject to rounding.
(3) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Six months ended March 31, 2023
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$322.8	$324.9	$—	$647.7

Gross profit	$83.8	$107.2	$—	$191.0
Selling, general and administrative expenses	44.4	55.7	27.0	127.1
Strategic reorganization and other charges (benefits) (1)	—	0.2	(3.2)	(3.0)
Operating income (loss)	$39.4	$51.3	$(23.8)	$66.9

Operating margin	12.2%	15.8%		10.3%

Capital expenditures	$15.6	$4.9	$—	$20.5

Net income				$43.8
Net income margin				6.8%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$43.8
Strategic reorganization and other charges (benefits) (1)				(3.0)
Income tax benefit of adjusting items (2)				0.7
Adjusted net income				$41.5

Weighted average diluted shares outstanding				158.5

Net income per diluted share				$0.28
Strategic reorganization and other charges (benefits) (1)				(0.02)
Income tax benefit of adjusting items (2)				—
Adjusted net income per diluted share				$0.26

Net income				$43.8
Income tax expense (3)				13.6
Interest expense, net (3)				7.6
Pension expense other than service (3)				1.9
Operating income (loss)	$39.4	$51.3	$(23.8)	66.9
Strategic reorganization and other charges (benefits) (1)	—	0.2	(3.2)	(3.0)
Adjusted operating income (loss)	39.4	51.5	(27.0)	63.9
Pension expense other than service	—	—	(1.9)	(1.9)
Depreciation and amortization	15.5	14.7	0.1	30.3
Adjusted EBITDA	$54.9	$66.2	$(28.8)	$92.3

Adjusted operating margin	12.2%	15.9%		9.9%
Adjusted EBITDA margin	17.0%	20.4%		14.3%

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities				$(22.2)
Less capital expenditures				20.5
Free cash flow				$(42.7)

(1) Strategic reorganization and other benefits relates primarily to a gain from the sale of the Aurora, Illinois facility, partially offset by certain transaction-related expenses.
(2) The income tax benefit of adjusting items reflects an effective tax rate of 23.7% and may be subject to rounding.
(3) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.